Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Groupon, Inc. dated January 3, 2014, and to the incorporation by reference therein of our report dated February 27, 2013, with respect to the consolidated financial statements and schedule of Groupon, Inc. and the effectiveness of internal control over financial reporting of Groupon, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
January 2, 2014